Item 7
 BlackRock (Netherlands) B.V.
 BlackRock Advisors, LLC
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Ireland Limited
 BlackRock Asset Management Schweiz AG
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd*
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Life Limited



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.